Exhibit 99.1

FOR FURTHER INFORMATION:

CONTACT: Thomas R. McGuire

Chief Executive Officer

(408) 782-6686

FOR IMMEDIATE RELEASE

March 8, 2004

THE COAST DISTRIBUTION SYSTEM, INC.

REPORTS FOURTH QUARTER AND FISCAL YEAR 2003 FINANCIAL RESULTS

Coast Reports Significant Improvements In Fiscal 2003 Results

MORGAN HILL, Calif. (March 8, 2004) — The Coast Distribution System, Inc. (AMEX: CRV) today announced financial results for its fourth quarter and year ended December 31, 2003.

Fourth Quarter Operating Results

Net sales increased by 10% to $25.5 million in the fourth quarter of 2003 as compared to $23.2 million for the same quarter of 2002. The Company incurred an operating loss of $1,154,000 and a net loss of $952,000 or $.21 per share, in the fourth quarter of 2003 as compared to an operating loss of $1,693,000 and a net loss of $718,000, or $.16 per share in the fourth quarter of 2002. The fourth quarter operating loss and net loss are the result of the seasonality of our business and are consistent with historical fourth quarter operating results. The net loss in our 2002 fourth quarter was lower that in fiscal 2003 due to other income generated by a sale by Coast of its rights to manufacture a line of ventilation products to an R. V. products manufacturer.

Fiscal 2003 Operating Results

Net sales increased by 7% in fiscal 2003 to $156.5 million from $145.8 million in 2002. Operating income in fiscal 2003 doubled to $5,296,000 from $2,641,000 in fiscal 2002. And, net income in fiscal 2003 increased to $2,337,000, or $0.50 per diluted share, as compared to $1,063,000, or $0.24 per diluted share (before a goodwill impairment charge recorded as the cumulative effect of an accounting change ) in fiscal 2002.

As previously reported, the Company adopted SFAS 142, “Goodwill and Intangible Assets” effective as of January 1, 2002 and recognized a non-cash goodwill impairment charge of $6,325,000, as a cumulative effect of an accounting change, in the first quarter of 2002. As a result of that accounting change, the Company recorded a net loss for the 2002 fiscal year of $5,262,000, or $1.20 per diluted share.

Thomas R. McGuire, Chairman and Chief Executive Officer, said “Our fourth quarter and year end results reflect continued financial and operational improvements. We have been able to improve our internal processes and increase the focus on our customers and our products. The results were significant. We are excited about our prospects and are committed to achieving continued improvements in 2004.”

About The Coast Distribution System

The Coast Distribution System, Inc. is a leading supplier of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers located throughout the U.S. and Canada.

The Coast Distribution System Reports Fourth Quarter and Fiscal Year 2002 Operating Results

Forward Looking Statements

This News Release contains statements regarding expectations about our future financial performance that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are estimates of, or statements about our expectations or beliefs regarding, our future financial performance and operating trends that are based on current information and that are subject to a number of risks and uncertainties that could cause our actual operating results in the future to differ significantly from those expected at the current time. Those risks and uncertainties may include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and supply shortages of gasoline which affect the costs of using and the willingness and ability of consumers to use RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could affect our margins and, therefore, our operating results; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and readers of this news release are urged to review those sections of that Report.

Due to these and other possible uncertainties and risks, readers of this news release are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this document or in our Annual Report on Form 10-K, whether as a result of new information, future events or otherwise.

The Coast Distribution System Reports Fourth Quarter and Fiscal Year 2002 Operating Results

THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

Fourth Quarter and Year Ended December 31, 2003 & 2002

Fourth Quarter Ended December 31,	2003	2002
	(In thousands, except per share data)
Net sales	$25,524	$23,220
Loss from operations	$(1,154)	$(1,693)
Loss before income taxes	$(1,306)	$(1,325)
Net loss	$(952)	$(718)
Per Share Data:
Diluted loss per share	$(0.21)	$(0.16)
Average number of shares outstanding	4,500,691	4,390,864

Year Ended December 31,	2003	2002
	(In thousands, except per share data)
Net sales	$156,477	$145,816
Income from operations	$5,296	$2,641
Income before taxes	$4,189	$1,878
Income before cumulative effect of accounting change	$2,337	$1,063
Cumulative effect of accounting change	$—	$(6,325)
Net income (loss)	$2,337	$(5,262)
Per Share Data:
Income per share before cumulative effect of accounting change	$0.50	$0.24
Cumulative effect of accounting change	$—	$(1.44)
Net income (loss)	$0.50	$(1.20)
Average number of shares outstanding	4,634,884	4,386,987

Balance Sheet

	At December 31,
	2003	2002
	(In Thousands)
ASSETS
Cash	$991	$1,996
Accounts receivable	12,799	12,118
Inventories	41,353	36,198
Other current assets	3,485	3,134

Total Current Assets	58,628	53,446
Property, Plant & Equipment	2,264	2,455
Other Assets	748	1,112

Total Assets	$61,640	$57,013

LIABILITIES
Accounts payable	$10,613	$10,909
Other current liabilities	3,791	2,675

Total Current Liabilities	14,404	13,584
Long term debt	23,799	23,140
Shareholders Equity	23,437	20,289

Total Liabilities and Equity	$61,640	$57,013